UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 6, 2011

WIZARD WORLD, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33383	98-0357690
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 Avenue of the Americas, 2nd Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(646) 801-5572
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2011, Wizard World, Inc. (the “Company”) entered into subscription agreements with accredited investors (each a “Subscriber and together the “Subscribers”), for the issuance and sale of an aggregate of $325,000 in Senior Convertible Debentures (the “Debentures”).  The Debentures bear interest at a rate of six percent (6%) per annum and have a maturity date of February 28, 2011. The Company, at its option, shall have the right to prepay a portion or all outstanding principal of the Debentures prior to the Maturity Date without penalty.  The Debentures are mandatorily convertible into shares of the Company’s Series A Cumulative Convertible Preferred Stock, par value $0.0001, with a per share conversion price of $0.40 per share (the “Series A Preferred”), upon a private placement of the Company of a minimum of $500,000 of Series A Preferred (the “Qualified Offering”).  Additionally, at the option of the Subscribers, the Debentures are convertible into shares of Series A Preferred, in whole or in part, at any time between the original issue date of the Debentures and the Maturity Date, unless previously repaid by the Company or mandatorily converted into Series A Preferred.

The Debentures contain customary events of default, the occurrence of which would entitle Subscribers to accelerate the amounts outstanding.

The foregoing description of the Debentures is not intended to be complete and is qualified in its entirety by reference to the form of Senior Convertible Debenture.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

In addition, the Company is relying on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the private placement of our securities pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder.  The transaction does not involve a public offering, the Investor is an “accredited investor” and/or qualified institutional buyer and has access to information about us and its investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2011	By:	/s/ Michael Mathews
Name: Michael Mathews
Title: Chief Executive Officer